Exhibit 5.1

Simpson Thacher & Bartlett LLP

2475 HANOVER STREET PALO ALTO, CA 94304

TELEPHONE: +1-650-251-5000 FACSIMILE: +1-650-251-5002

Direct Dial Number	E-mail Address

October 1, 2025

CBRE Group, Inc.

2121 North Pearl Street, Suite 300

Dallas, Texas 75201

To the Addressee Stated Above:

We have acted as counsel to CBRE Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the registration of up to 2,000,000 shares (the “Shares”) of Class A common stock, $0.01 par value per share (the “Common Stock”), of the Company in connection with the CBRE 401(k) Plan, as amended and restated effective September 30, 2025 (the “Plan”).

We have examined the Registration Statement and the form of stock certificate for the Common Stock, the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated By-Laws of the Company and the Plan, which have been filed with the Commission as exhibits to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

NEW YORK BEIJING BOSTON BRUSSELS HONG KONG HOUSTON LONDON LOS ANGELES LUXEMBOURG SÃO PAULO TOKYO WASHINGTON, D.C.

CBRE Group, Inc.	-2-	October 1, 2025

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that (a) the Shares to be delivered under the Plan may be purchased on the open market and (b) at the time of issuance of any Shares that are not issued and outstanding on the date hereof, (i) the Board of Directors of the Company has taken all necessary corporate action to authorize and approve the issuance of such Shares and (ii) the Company has received payment for such Shares in accordance with the Plan.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon delivery in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP